Exhibit 99.1

Fair Holdings, Inc., Led by TrueCar Founder Scott Painter, Completes $227 Million Take-Private Acquisition of TrueCar with PenFed, Zurich North America, AutoNation and Others

The acquisition of TrueCar will refocus the business on profitability and the future of how consumers access mobility.

SANTA MONICA, Calif. (Jan. 21, 2026) – TrueCar, one of the most recognized and trusted automotive brands, today announced the completion of its sale in a take-private transaction with Fair Holdings, Inc., led by TrueCar Founder Scott Painter, with a group of strategic partners, investors and lenders. The group includes PenFed Credit Union (“PenFed”), one of the nation’s largest and most innovative credit unions; Zurich North America (“Zurich”), a leading global multi-line insurer; AutoNation (NYSE: AN), one of the largest U.S. automotive retailers; and Atlantic Coast Automotive, a leading dealer group. The broader group also includes Impel AI, a leading automotive AI company; ID.me, a digital identity verification platform; CRIF, a global provider of credit bureau and risk management solutions for credit unions; and In The Car, an embedded auto insurance platform. As a result of the closing of the transaction, TrueCar will no longer be publicly traded, and Painter will return as Chief Executive Officer to operate the business. In addition, as part of the transaction, James Schenck, President and CEO, PenFed Credit Union, will join the Board of Directors of TrueCar’s parent company, Fair Holdings, Inc.

“Clearly what we are driving is changing, with autonomous, connected, electric vehicles, and this transaction reflects a shared belief that how Americans access mobility is about to enter a similar transformation,” said Painter. “TrueCar remains an important and highly relevant platform that touches nearly 10% of all U.S. car buyers. TrueCar’s core value proposition has always been to use technology to help consumers save time and money when getting their next car, and we will be focused on that mission, while also delivering sales to our dealer and industry partners.”

The group, which is composed of lenders, insurers, dealers, and technology companies, brings strategic partners aligned around integrating their products and services to support TrueCar’s long-term vision. As one of the strategic lenders, PenFed is expanding its direct auto-lending capabilities nationwide through the TrueCar platform. As a result of the partnership, PenFed will offer faster approvals, transparent pricing, guaranteed savings and a simplified digital experience to its members.

“PenFed exists to serve our members, and saving them time and money when buying and owning a vehicle is a core part of that mission,” said Schenck. “Our goal is to become the nation’s largest and most innovative direct automotive lender. TrueCar’s commitment to transparency, a digital-first experience, and its robust network of premier dealers committed to serving affinity and membership organizations aligns completely with our mission.”

“We are returning to this business with a very clear mandate: to operate with discipline and focus on generating real and sustainable profit,” said Painter. “Once we get the company profitable, we believe there is a significant opportunity to scale with our affinity partners.”

A core element of the next phase for TrueCar will be deep, collaborative partnerships with dealers, OEMs, and their affiliated financial services organizations, including captive finance providers and insurers. The company plans to build on its long-established relationships with more than 11,500 dealers nationwide, which remain central to TrueCar’s long-term strategy. TrueCar will continue to work to strengthen these dealer partnerships as a foundation for mutual long-term success.

Painter, a serial automotive entrepreneur who, in addition to TrueCar, previously founded CarsDirect, Fair, and Autonomy, is joined by Georg Bauer, who will serve as Chairman of TrueCar’s parent company, Fair Holdings, Inc. Bauer is an experienced automotive executive with a long track record across Mercedes, BMW, and Tesla, focusing on innovative mobility solutions.

“I’ve spent my career in the global automotive industry, and one thing has always been clear, strong dealers are essential to a healthy auto market,” said Bauer. “In the next chapter of TrueCar, our dealer partners will play a vital role in transforming the car-buying experience. We are deeply committed to supporting dealers—working with them to help sell more cars more efficiently, while delivering a better, more digital experience for today’s consumers. TrueCar has long been recognized for delivering in-market customers who are ready to buy, driven in part by the goodwill the brand has built with its membership organizations, and we intend to honor that commitment.”

"Innovation works best when the ecosystem is aligned,” said Mike Manley, Chief Executive Officer of AutoNation. “TrueCar's evolution shows how consumers, dealers, and technology can come together to create a more transparent and efficient automotive marketplace."

The transaction, valued at $227 million, was announced on October 15, 2025, and approved by TrueCar stockholders at the Company’s Special Meeting of Stockholders on December 23, 2025. Under the terms of the agreement, TrueCar stockholders will receive $2.55 per share in cash. In addition, TrueCar’s stock will no longer be listed for trading on NASDAQ, and TrueCar will no longer have reporting obligations under the Securities Exchange Act of 1934, as amended.

Advisors

Morgan Stanley & Co. LLC acted as exclusive financial advisor and Alston & Bird LLP acted as lead legal counsel to TrueCar. Joele Frank, Wilkinson Brimmer Katcher served as strategic communications advisor.

B. Riley Securities, Inc. acted as exclusive financial advisor and Perkins Coie LLP acted as legal counsel to Fair Holdings, Inc.

About TrueCar

TrueCar is a leading digital automotive platform that uses technology to help car buyers save time and money through a nationwide network of Certified Dealers. Founded in 2005 by Scott Painter, TrueCar was built on the belief that serving membership and affinity organizations central to the car-buying process, including lenders, insurers, and dealers, enables a more valuable auto-buying experience for new and used vehicles. As part of its platform, TrueCar powers auto-buying programs for over 250 leading brands, including Sam's Club, AAA, and more than 100 credit unions.

About Scott Painter and Fair Holdings, Inc.

Fair Holdings, Inc. is Scott Painter’s holding company. Painter is a serial entrepreneur and the founder of TrueCar, Inc. He is widely recognized as a pioneer in automotive digital retail and finance innovation, having launched companies including CarsDirect, TrueCar, and Fair. Painter is also the Founder & CEO of Autonomy and Autonomy Data Services (ADS), which owns and operates the largest nationwide fleet of electric vehicles available via subscription.

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